Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-146475) on Form S-8 of Teradata Corporation of our report dated June 27, 2017, relating to our audit of the financial statements and supplemental schedule of Teradata Savings Plan, which appears in this Annual Report on Form 11-K of Teradata Savings Plan for the year ended December 31, 2016.

/s/ RSM US LLP

Dayton, Ohio
June 27, 2017